WESAVE, INC.

2022 REVENUE SHARING PLAN

1.PURPOSES OF THE PLAN

1.1WeSave, Inc. Revenue Sharing Plan (the “Plan”) is established to promote the interests of WeSave, Inc. (the “Company”) and to allow its Premier Members (“Subscribers”) to participate in the Company’s revenue.  This Plan is only applicable to Subscribers of a Premier Membership.

2.ADMINISTRATION OF THE PLAN

2.1The Board of Directors of the Company (the “Board”) shall approve the Plan and adopt rules and regulations to implement the Plan. Decisions of the Board shall be final and binding on all parties who have an interest in the Plan.

3.DETERMINATION OF PARTICIPANTS AND DEFINITION OF TERMS

3.1An individual shall be eligible to participate in the Plan as the holder of a Revenue Sharing Unit (“RSU”), which may be issued in connection with the purchase of a Premier Membership or as a reward for participation in promotions and other activities by such Subscribers at participating Merchants.

3.2For purposes of the Plan:

(i)“Coalition Marketing Fees” or “CMFs” are fees collected by Company from participating Merchants when a Qualified Purchase Transaction is made by a Member. CMFs are pre-determined with each Merchant upon enrollment in the Company’s coalition of Members and Merchants (the “WeSave Network”).  CMFs are subtracted from the retail profit margin (up to 10%) of the sales price and calculated, tracked, distributed, and reported through a Revenue Distribution Engine (“RDE”) to applicable participants (referred to as the “Distributable Amount”) in accordance with WESAVE’s partnership business model and any corresponding terms and conditions.

(ii)“Member” is a general term that applies to an individual that enrolls in a free Company membership.  A Member also includes any person that purchases a subscription for a Premier Membership (a “Subscriber”).

(iii)“Premier Membership Addendum” means an annual (renewable) membership addendum to a Basic Membership agreement or other terms and conditions that govern the relationship between the Company and a Subscriber when he/she purchases of a Premier Membership and receives RSUs.

(iv)“Membership” shall mean a Premier Membership issued by the Company.

(v)“Merchant” is a generic term for online and/or brick ‘n’ mortar retail businesses that have enrolled in the WeSave Network to sell products and services within the Company’s ecosystem.

(vi)“Qualified Recipients” shall mean a Subscriber.

(vii)“Qualified Purchase Transaction” shall mean a purchase made by a Member from a Merchant.

(viii)“Revenue Distribution Engine” or “RDE” refers to proprietary algorithms in compiled runtime code used for accounting and fractionalizing revenues collected from Merchant CMFs.  The RDE calculates, tracks, and reports all CMFs and then distributes the collected funds in a predetermined percentage to the applicable parties (e.g., the issuer, the consumer, the merchant acquirer, the Premier Membership Revenue Sharing Pool) as applicable and as associated with each Qualified Purchase Transaction.

(ix)“Revenue Sharing Percentage” shall mean Company revenues which are equal to 2% of 100% (or two basis points) of the gross revenues collected by the Company from Merchant CMFs which are subject to and processed through the Company’s RDE and awarded in accordance with this Plan.

(x)“Revenue Sharing Pool” or the “Pool” is an account (which may be on the books of the Company) established exclusively for the holders of the RSUs which collects, holds, and distributes two percent (2%) of CMF revenues processed through the RDE for Qualified Recipients and shall have the additional meaning set forth in Section 5 below.

(xi)“Revenue Sharing Units” or “RSUs” shall mean the right of a Qualified Recipient to receive a pro-rata fraction of the total Revenue Sharing Percentage from all CMFs deposited into the Pool.

4.REVENUE SHARING UNITS

4.1 The Board shall have the right to grant Qualified Recipients Revenue Sharing Units (“RSUs”) in accordance with the terms of their respective Premier Membership Agreement as.  In the absence of a Premier Membership Addendum, a Qualified Recipient shall receive such RSUs in accordance with the RSU grant.

5.REVENUE SHARING POOL

5.1The Company shall create and set aside a Pool which shall consist of the Revenue Share Percentage for ten (10) years from the commencement of the program unless otherwise modified by Company.  The Company shall grant RSUs which shall entitle the holder to participate in the Pool.  Qualified Recipients that hold RSUs shall be entitled to receive their pro-rata share of the Pool when distributions are made by the Company.

6.DISTRIBUTION OF CMF REVENUES

6.1The Company shall fund the Pool and make pro-rata distributions of CMF revenues in the Pool to Qualified Recipients subject to minimum distribution thresholds, or other policies or rules deemed necessary and advisable by the Board.  Unless otherwise modified in the sole discretion of the Board, payments under the Plan shall be withheld for forty-eight (48) months to allow the funds in the Pool to grow and compound for the benefit of all the holders of the RSUs.

7.GENERAL PROVISIONS

7.1In the event of a merger, sale of all or substantially all of the Company’s assets, or the direct or indirect acquisition of the securities of the Company representing fifty percent (50%) or more of the total voting securities of the Company, each RSU will be treated as the Board determines, including, without limitation, that each RSU shall be assumed by the successor company or a Parent or Subsidiary of the successor company (the “Successor Company”). The Company shall not be required to treat all RSUs similarly in the transaction.

7.2The Plan shall become effective when adopted by the Board. The Board may at any time amend, suspend, or terminate the Plan. In the event of a termination of the Plan, any accrued but unpaid CMF revenues in the Pool shall be distributed on a pro-rata basis to the holders of RSUs.

7.3No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to distribute the CMF revenues held in the RSU Pool hereunder shall at all times be an unfunded and unsecured obligation of the Company.

7.4No Plan Qualified Recipient shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Qualified Recipient's creditors or to attachment, execution or other process of law.

7.5No action of the Company in establishing the Plan, no action taken under the Plan by the Committee, and no provision of the Plan itself shall be construed to grant any person the right to any other rights of the Company or its subsidiaries for any period of specific duration.

7.6Amendment of the Plan. The Board at any time, and from time to time, may amend or terminate the Plan. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable. Rights under any RSU granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Qualified Recipient and (b) the Qualified Recipient consents in writing.

7.7The costs of administering the Plan shall be paid by the Company.

7.8If any of the provisions of the Plan or any Premier Membership Addendum is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

7.9The Board’s determinations under the Plan need not be uniform and may be made by it selectively among Qualified Recipients who are eligible to receive, or actually receive, RSUs. Without limiting the generality of the foregoing, the Board shall be entitled to make non-uniform and selective determinations, amendments, and adjustments, and to enter into non-uniform and selective Premier Membership Addendums.

7.10The Plan shall terminate automatically on the 10th anniversary of this Plan. No RSUs shall be granted pursuant to the Plan after such date, but RSUs theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date in its sole discretion. No RSUs may be granted under the Plan while the Plan is suspended or after it is terminated.

7.11The law of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.  This is the full and complete agreement between Qualified Recipients and the Company with respect to its subject matter.